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                                                                  EXHIBIT 23(b)

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
NCRIC Group, Inc.
Washington, DC

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-124156 of ProAssurance Corporation on Form S-4 of our report dated March 17, 2005, relating to the financial statements and financial statement schedules of NCRIC Group, Inc., appearing and incorporated by reference in the Annual Report on Form 10-K of NCRIC Group, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

McLean, VA
June 17, 2005